Exhibit 99.1

    The New York Times Company Reports 2006 Second-Quarter Results

    NEW YORK--(BUSINESS WIRE)--July 18, 2006--The New York Times Company announced today that 2006 second-quarter diluted earnings per share (EPS) were $.42, compared with $.42 in the second quarter of the prior year. Second-quarter net income was $61.3 million compared with $60.8 million in the same period of 2005.

    The 2006 second-quarter results include a pre-tax charge of $9.1 million ($5.3 million after tax or $.04 per share) for costs associated with a staff reduction program announced in September 2005. The 2005 second-quarter results included a pre-tax charge of $10.0 million ($6.1 million after tax, or $.04 per share) for costs associated with a staff reduction program that was announced in May 2005.

    The Company only presents EPS on a generally accepted accounting principles (GAAP) basis. This differs from the pro forma EPS provided by databases such as First Call and Reuters.

    "Our second-quarter results reflect higher advertising, circulation and other revenues at The New York Times Media Group and the Regional Media Group, partly because of the introduction of innovative new products," said Janet L. Robinson, president and chief executive officer. "Performance at the New England Media Group was adversely affected by consolidation among important advertisers and by a continued challenging economic environment.

    "The Web sites in our News Media Group posted solid gains in advertising revenues - up 25 percent in the quarter, which is a particularly strong showing given the large revenue base for this increase. Results in the quarter benefited from the redesign of NYTimes.com, which has provided enhanced features for readers and improved placements for advertisers. At many of our sites we have added videos, podcasts and blogs that have been very well received by our readers and advertisers.

    "About.com turned in another quarter of outstanding performance. All three of its revenue streams - display advertising, cost-per-click advertising and e-commerce - were strong in the quarter, resulting in an overall revenue increase of 63 percent.

    "In total, our Internet businesses now account for 7.7 percent of our overall revenues, up from 5.8 percent in the second quarter of last year as a result of strong demand for online advertising across our properties.

    "At our Broadcast Media Group, results improved mainly because of the increased political advertising. We expect further improvement this quarter, particularly as we move closer to elections.

    "On the cost side, we are benefiting from the changes we made to our expense structure in 2005. Total costs grew 2.9 percent in the second quarter. We expect the rate of growth for costs - excluding those for staff reductions and the extra week in our fiscal calendar - to be lower for the balance of the year.

    "As we move forward, we remain focused on improving our margins by continuing to enhance our existing businesses, developing leadership positions in key content areas and staying ahead of the curve through our research and development unit. We continue to search for opportunities to extend our strong brands and high-quality content across multiple platforms. At the same time, we remain dedicated to reducing costs and improving the efficiency and effectiveness of our organization."

    Second-Quarter Financial Results

    All comparisons are for the second quarter of 2006 to the second quarter of 2005, unless otherwise noted.

    Revenues

    Total revenues rose 1.6 percent to $858.7 million compared with $845.1 million. Advertising revenues grew 1.0 percent, circulation revenues were up 0.6 percent and other revenues increased 12.6 percent.

    In the second quarter, the Company was adversely affected by the timing of Easter, which was in April this year but was in March in 2005. Traditionally Easter is a time of reduced overall advertising since classified advertising typically declines on the holiday, while retail advertising normally increases in the days leading up to Easter.

    Costs and Expenses

    Total costs and expenses increased 2.9 percent to $759.7 million from $738.5 million. Excluding those related to staff reductions, total costs and expenses rose 3.0 percent. The increase includes:

    --  0.8 percent attributable to increased raw materials expense,

    --  0.7 percent attributable to higher benefits expense,

    -- 0.5 percent attributable to higher distribution and outside printing expense and

    --  0.4 percent attributable to higher promotion expense.

    Newsprint expense rose 7.4 percent, mainly from higher prices partially offset by lower consumption.

    Stock-based compensation expense decreased to $4.2 million ($2.4 million after tax or $.02 per share) from $6.6 million ($4.5 million after tax or $.03 per share), partially offsetting the increase in expenses discussed above. In 2006 compensation expense is not being recorded for the Company's employee stock purchase plan as a result of changes implemented in 2006.

    Total costs and expenses excluding staff reductions, raw materials and depreciation and amortization increased 2.2 percent.
Reconciliations to total costs and expenses excluding these items
(non-GAAP financial measures) are included in the exhibits to this release.

    Operating Profit

    Operating profit decreased to $99.1 million from $106.5 million due to higher expenses, as discussed above, partially offset by growth in revenues.

    Business Segment Results

    News Media Group

    Total News Media Group revenues increased 0.5 percent to $800.2 million from $795.9 million. Advertising revenues decreased 0.7 percent, mainly due to weakness in print advertising at the New England Media Group partially offset by higher online revenues across the News Media Group. Circulation revenues were up 0.6 percent due to growth at The New York Times Media Group and the Regional Media Group partially offset by declines at the New England Media Group. Other revenues increased 12.3 percent largely because of the introduction of TimesSelect and higher commercial printing revenues.

    Operating profit for the News Media Group decreased to $93.1 million from $107.2 million, reflecting higher expenses, as discussed above, partially offset by growth in revenues.

    Broadcast Media Group

    Broadcast Media Group revenues rose 5.2 percent to $39.1 million from $37.2 million, due to revenues resulting from the acquisition of KAUT-TV in November 2005 and increased political advertising revenues. Excluding KAUT-TV, Broadcast Media Group revenues increased 1.6 percent.

    Operating profit for the Broadcast Media Group rose 5.7 percent to $9.7 million from $9.2 million. Excluding KAUT-TV, operating profit increased mainly because of higher advertising revenues and lower expenses.

    About.com

    About.com's second-quarter revenues increased 62.7 percent to $19.4 million from $12.0 million. Operating profit increased to $7.3 million from $2.5 million. The Company expects that About.com will add to earnings this year.

    Other Financial Data

    Internet Revenues

    In the second quarter, the Company's Internet-related businesses generated $66.1 million in revenue, up from $49.0 million. Internet-related businesses include our digital archives, the Web sites of our newspapers and broadcast properties, and About.com. In total, Internet businesses accounted for about 7.7 percent of the Company's revenues in the second quarter versus 5.8 percent in the same quarter a year ago.

    Joint Ventures

    Net income from joint ventures increased in the second quarter to $8.8 million compared with net income of $3.1 million because of stronger performance at all of the properties in which the Company has equity interests.

    In April the Company exercised its right to require Discovery Communications, Inc. (DCI) to purchase its 50 percent investment in the Discovery Times Channel, a digital cable channel. The Company is currently negotiating the price with DCI and expects to complete the transaction before the end of the year.

    Income Taxes

    The effective income tax rate decreased to 35.5 percent compared with 38.5 percent as the Company benefited from the closing of certain tax audits.

    Interest Expense-net

    Interest expense-net increased to $13.2 million from $11.8 million mainly because of higher levels of debt outstanding and higher short-term interest rates.

    Shares

    In the second quarter, the Company repurchased 0.5 million Class A shares at a cost of $13.1 million. Approximately $124 million remained at the end of the second quarter from the Company's current share repurchase authorization. Class A and Class B common shares outstanding at the end of the quarter totaled 144.6 million shares.

    Cash and Total Debt

    At the end of the quarter, the Company's cash and cash equivalents were approximately $41 million and total debt was approximately $1.4 billion.

    Capital Expenditures

    In the second quarter, the Company's capital expenditures totaled approximately $80 million. This amount includes both the Company's and its development partner's expenditures for its new headquarters building. The Company's capital expenditures, excluding its development partner's expenditures, were approximately $56 million, which included approximately $40 million for its new headquarters.

    2006 Expectations

    Below are the Company's expectations for 2006.

    -- The Company's revenues will include a full year of revenue from About.com, which is expected to have revenue growth above the industry average of 30 percent as well as double-digit operating profit growth.

    -- Newsprint cost per ton - Growth rate expected to be 11 to 13 percent.

    --  Depreciation and amortization - $154 to $158 million
        (excluding the effect of the consolidation of the New York metro area printing plants).

    --  Net income from joint ventures - $20 to $24 million.

    --  Interest expense - $51 to $55 million.

    --  Tax rate - 39.2 percent.

    -- Capital expenditures - Under GAAP, total capital expenditures for both the Company and its development partner in its new headquarters building appear on the Company's financial statements.


   Company*                                   $355 to $385 million
   Development partner                        $125 to $135      "
                                              --------------------
       Total                                  $480 to $520 million

   *Includes $240 to $270 million for new headquarters


    Conference Call Information

    The Company's second-quarter earnings conference call will be held on Tuesday, July 18, at 11 a.m. E.T. To access the call, dial 800-289-0494 (in the U.S.) and 913-981-5520 (international callers).
Participants should dial into the conference approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.html.

    A digital replay will be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Thursday, July 20. The access code is 6770894. An archive of webcast will be available beginning two hours after the call for 30 days at www.nytco.com/investors.html. In addition, an MP3 file of the call can be downloaded from the Company's site.

    Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets and material increases in newsprint prices. They also include other risks detailed from time to time in the Company's publicly filed documents, including the Company's Annual Report on Form 10-K for the year ended December 25, 2005. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

    The New York Times Company (NYSE: NYT), a leading media company with 2005 revenues of $3.4 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers, nine network-affiliated television stations, two New York City radio stations and 35 Web sites, including NYTimes.com, Boston.com and About.com. The Company's core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

    This press release can be downloaded from www.nytco.com


Exhibits: Condensed Consolidated Statements of Income
          Segment Information
          News Media Group Revenues by Operating Segment
          Footnotes - Reconciliation to Costs and Expenses Excluding
                      Certain Items


                      THE NEW YORK TIMES COMPANY
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
    Statements of Income are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
       (Dollars and shares in thousands, except per share data)


                                      Second Quarter
                                --------------------------------------
                                    2006         2005       % Change
                                ------------ ------------ ------------
Revenues
   Advertising                  $   577,984  $   572,363          1.0%
   Circulation                      219,705      218,482          0.6%
   Other (a)                         61,059       54,224         12.6%
                                ------------ ------------
      Total                         858,748      845,069          1.6%

Costs and expenses (b)              759,675      738,527          2.9%
                                ------------ ------------

Operating profit                     99,073      106,542         -7.0%

Net income from joint ventures        8,770        3,138             *

Interest expense - net               13,234       11,844         11.7%

 Other income                             -        1,250          N/A
                                ------------ ------------

Income from continuing
 operations before income taxes
 and minority interest               94,609       99,086         -4.5%

Income taxes                         33,540       38,110        -12.0%

Minority interest in net
 loss/(income) of subsidiaries          244         (161)            *
                                ------------ ------------
Net Income                      $    61,313  $    60,815          0.8%
                                ============ ============

Average Number of Common Shares:
   Basic                            144,792      145,524         -0.5%
   Diluted                          144,943      146,003         -0.7%

Basic Earnings Per Share        $      0.42  $      0.42          0.0%
                                ============ ============

Diluted Earnings Per Share      $      0.42  $      0.42          0.0%
                                ============ ============

Dividends Per Share             $     0.175  $     0.165          6.1%
                                ============ ============


                                        Six Months
                                --------------------------------------
                                    2006         2005       % Change
                                ------------ ------------ ------------
Revenues
   Advertising                  $ 1,132,611  $ 1,106,142          2.4%
   Circulation                      439,986      438,099          0.4%
   Other (a)                        117,923      106,411         10.8%
                                ------------ ------------
      Total                       1,690,520    1,650,652          2.4%

Costs and expenses (b)            1,523,171    1,458,984          4.4%

Gain on sale of assets (c)                -      122,946          N/A
                                ------------ ------------

Operating profit                    167,349      314,614        -46.8%

Net income from joint ventures       10,737        2,890             *

Interest expense - net               25,758       26,092         -1.3%

 Other income                             -        2,500          N/A
                                ------------ ------------

Income from continuing
 operations before income
 taxes and minority interest        152,328      293,912        -48.2%

Income taxes                         56,397      121,768        -53.7%

Minority interest in net
 loss/(income) of
 subsidiaries                           337         (280)            *
                                ------------ ------------
Net Income                      $    96,268  $   171,864        -44.0%
                                ============ ============

Average Number of Common Shares:
   Basic                            144,978      145,696         -0.5%
   Diluted                          145,166      146,377         -0.8%

Basic Earnings Per Share        $      0.66  $      1.18        -44.1%
                                ============ ============

Diluted Earnings Per Share      $      0.66  $      1.17        -43.6%
                                ============ ============

Dividends Per Share             $     0.340  $     0.320          6.3%
                                ============ ============

* Represents an increase/decrease in excess of 100%.

  See footnotes page for additional information.


                      THE NEW YORK TIMES COMPANY
                          SEGMENT INFORMATION
   Revenues, Operating Profit (Loss) and Depreciation & Amortization
                 are prepared in accordance with GAAP.
                        (Dollars in thousands)


                                --------------------------------------
                                      Second Quarter
                                --------------------------------------
                                    2006         2005       % Change
                                ------------ ------------ ------------
Revenues
--------
News Media Group                $   800,190  $   795,934          0.5%
Broadcast Media Group                39,112       37,184          5.2%
About.com (d)                        19,446       11,951         62.7%
                                ------------ ------------
Total                           $   858,748  $   845,069          1.6%
                                ============ ============

Operating Profit (Loss)
-----------------------
News Media Group                $    93,144  $   107,236        -13.1%
Broadcast Media Group                 9,685        9,165          5.7%
About.com (d)                         7,309        2,514             *
Corporate                           (11,065)     (12,373)       -10.6%
                                ------------ ------------
Total                           $    99,073  $   106,542         -7.0%
                                ============ ============

Depreciation & Amortization
---------------------------
News Media Group                $    31,098  $    29,359          5.9%
Broadcast Media Group                 2,670        2,056         29.9%
About.com (d)                         2,946        2,907          1.3%
Corporate                             1,516        1,726        -12.2%
                                ------------ ------------
Total                           $    38,230  $    36,048          6.1%
                                ============ ============


                                --------------------------------------
                                        Six Months
                                --------------------------------------
                                    2006         2005       % Change
                                ------------ ------------ ------------
Revenues
--------
News Media Group                $ 1,581,181  $ 1,569,100          0.8%
Broadcast Media Group                71,066       68,501          3.7%
About.com (d)                        38,273       13,051             *
                                ------------ ------------
Total                           $ 1,690,520  $ 1,650,652          2.4%
                                ============ ============

Operating Profit (Loss)
-----------------------
News Media Group                $   161,455  $   198,545        -18.7%
Broadcast Media Group                12,882       13,216         -2.5%
About.com (d)                        14,873        2,656             *
Corporate                           (21,861)     (22,749)        -3.9%
Gain on Sale of Assets (c)                -      122,946          N/A
                                ------------ ------------
Total                           $   167,349  $   314,614        -46.8%
                                ============ ============

Depreciation & Amortization
---------------------------
News Media Group                $    62,047  $    59,024          5.1%
Broadcast Media Group                 5,003        4,042         23.8%
About.com (d)                         5,905        3,127         88.8%
Corporate                             3,084        3,456        -10.8%
                                ------------ ------------
Total                           $    76,039  $    69,649          9.2%
                                ============ ============

* Represents an increase in excess of 100%.

  See footnotes page for additional information.


                      THE NEW YORK TIMES COMPANY
            NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
            Revenues are prepared in accordance with GAAP.
                        (Dollars in thousands)


                                                       2006
                                             -------------------------
                                                Second      % Change
                                                Quarter     vs. 2005
                                             ------------ ------------
The New York Times Media Group
Advertising                                  $   316,045          1.4%
Circulation                                      157,646          2.8%
Other                                             41,788         11.2%
                                             ------------
     Total                                   $   515,479          2.5%
                                             ------------

New England Media Group
Advertising                                  $   108,608        -10.4%
Circulation                                       40,276         -7.2%
Other                                             11,622         16.2%
                                             ------------
     Total                                   $   160,506         -8.1%
                                             ------------

Regional Media Group
Advertising                                  $    96,343          5.3%
Circulation                                       21,783          0.4%
Other                                              6,079         12.4%
                                             ------------
     Total                                   $   124,205          4.7%
                                             ------------

Total News Media Group
Advertising                                  $   520,996         -0.7%
Circulation                                      219,705          0.6%
Other (a)                                         59,489         12.3%
                                             ------------
     Total                                   $   800,190          0.5%
                                             ============

                                                       2006
                                             -------------------------
                                                  Six       % Change
                                                Months       vs. 2005
                                             ------------ ------------

The New York Times Media Group
Advertising                                  $   623,856          1.7%
Circulation                                      314,119          2.3%
Other                                             81,821          8.1%
                                             ------------
     Total                                   $ 1,019,796          2.4%
                                             ------------

New England Media Group
Advertising                                  $   210,145         -8.9%
Circulation                                       80,572         -6.5%
Other                                             21,027         16.6%
                                             ------------
     Total                                   $   311,744         -6.9%
                                             ------------

Regional Media Group
Advertising                                  $   192,392          5.3%
Circulation                                       45,295          1.0%
Other                                             11,954         11.5%
                                             ------------
     Total                                   $   249,641          4.7%
                                             ------------

Total News Media Group
Advertising                                  $ 1,026,393          0.0%
Circulation                                      439,986          0.4%
Other (a)                                        114,802          9.9%
                                             ------------
     Total                                   $ 1,581,181          0.8%
                                             ============

  See footnotes page for additional information.


                      THE NEW YORK TIMES COMPANY
                               FOOTNOTES

(a) Other revenue consists primarily of revenue from wholesale delivery operations, news services and direct marketing.

(b) The Company recognized charges of $9.1 million for costs associated with staff reductions in the second quarter of 2006 and $18.4 million for the full six months of 2006 compared with a charge of $10.0 million for the second quarter and first six months of 2005.

(c) In the first quarter of 2005, the Company recognized a $122.9 million pre-tax gain from the sale of assets. The Company's sale of its current headquarters building resulted in a total pre- tax gain of $143.9 million, of which $114.5 million was recognized in the first quarter of 2005. The remainder of the gain is being deferred and amortized under GAAP and is offsetting the leaseback expense in connection with the sale. Additionally, in the first quarter of 2005, the Company sold property in Sarasota, Fla., which resulted in a pre-tax gain of $8.4 million.

(d) On March 18, 2005, the Company purchased About, Inc., a leading online consumer information provider. Fiscal year 2006 includes results for About.com for the full six months compared to results for nine days in the first quarter and the entire second quarter of 2005.

     Reconciliation to Costs and Expenses Excluding Certain Items

    Total costs and expenses include expenses related to staff reductions. The Company believes that excluding this item (a non-GAAP financial measure) provides investors with helpful supplemental information on the Company's underlying operating expenses that is used by management in its financial and operational decision-making.

    Total costs and expenses also include depreciation and amortization and raw material costs. The Company believes that excluding these items (a non-GAAP financial measure) provides a useful measure of manageable costs.

    These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

    A reconciliation to costs and expenses excluding these items is below:


                                --------------------------------------
(In thousands)                            Second Quarter
                                --------------------------------------

                                    2006         2005       % Change
                                ------------ ------------ ------------
Costs and Expenses              $   759,675  $   738,527          2.9%
 Less:
  Staff reduction expenses            9,052        9,952
                                ------------ ------------ ------------

Sub-total                           750,623      728,575          3.0%
 Less:
  Depreciation & amortization        38,230       36,048
                                ------------ ------------ ------------

Sub-total                           712,393      692,527          2.9%
 Less:
  Raw materials                      84,478       78,353
                                ------------ ------------ ------------

Total                           $   627,915  $   614,174          2.2%
                                ============ ============ ============


    CONTACT: The New York Times Company
             Catherine J. Mathis, 212-556-1981
             mathis@nytimes.com
              or
             Paula Schwartz, 212-556-5224
             schwap@nytimes.com